                                                                     Exhibit 3.1

                              SECRETARY OF STATE

                [THE GREAT SEAL OF THE STATE OF NEVADA GRAPHIC]

                                STATE OF NEVADA


                               CORPORATE CHARTER


I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that INFINITE TECHNOLOGY HOLDING CORP. did on October 1, 1999 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.



                                IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on October 1, 1999.


[GRAPHIC OF SEAL]               /s/ Dean Heller
                                    Secretary of State



                                By  /s/ Denise A. Bates
                                    Certification Clerk

           OCTOBER 01, 1999                                     FILED #C24222-99

[STAMP OF NEVADA SECRETARY OF STATE]

                           ARTICLES OF INCORPORATION
                                      OF
                       INFINITE TECHNOLOGY HOLDING CORP.

I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of
Incorporation:

     FIRST: The name of the corporation is Infinite Technology Holding Corp.
     -----
(the "Corporation"),

     SECOND: The name of the Corporation's resident agent in the State of Nevada
     ------
is CSC Services of Nevada, Inc., and the street address of the said resident agent where process may be served on the Corporation is 502 East John Street, Carson City, Nevada 89706. The mailing address and the street address of the said resident agent are identical.

     THIRD: The Corporation is authorized to issue 1,000 shares, with a par
     -----
value of $.001 per share. All of said shares are of one class and are designated as Common Stock.

     FOURTH: The governing board of the Corporation shall be styled as a "Board
     ------
of Directors," and any member of said Board shall be styled as a "Director."

     The number of members constituting the first Board of Directors of the Corporation is one (1); and the name and the post office box or street address, either residence or business, of said member is as follows:

               NAME                        ADDRESS
               ----                        -------

               Tami Tischner               5015 W. Sahara Avenue, #184
                                           Las Vegas, Nevada 89102

     The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation, provided that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

     FIFTH:  The name and the post office box or street address, either
     -----
residence or business, of the incorporator signing these Articles of Incorporation are as follows:

         NAME                        ADDRESS
         ----                        -------
         Kerry Jantzi                Piper & Marbury L.L.P.
                                     1251 Avenue of the Americas
                                     New York, New York 10020-1104


     SIXTH:  The Corporation shall have perpetual existence.
     -----

     SEVENTH:  The personal liability of the directors of the Corporation is
     -------
hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

     EIGHTH:  The Corporation shall, to the fullest extent permitted by the
     ------
General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     NINTH:  The nature of the business of the Corporation and the objects or
     -----
the purposes to be transacted, promoted, or carried on by it are as follows: to engage in any lawful activity.

     TENTH:  The Corporation reserves the right to amend, alter, change, or
     -----
repeal any provision contained in these Articles of Incorporation in the manner new or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation on September 30, 1999.


                                        /s/ Kerry Jantzi
                                        ----------------------------
                                        Kerry Jantzi
                                        Sole Incorporator

STATE OF NEW YORK   )
                    )  SS.
COUNTY OF NEW YORK  )


        On this September 30, 1999, personally appeared before me, a Notary Public in and for the State and County aforesaid, Kerry Jantzi, known to me to be the person described in and who executed the foregoing Articles of Incorporation, and who acknowledged to me that she executed the same freely and voluntarily and for the uses and purposes therein mentioned.

        WITNESS my hand and official seal, the day and year first above written.


                                                 /s/ Cynthia V. Levas
                                        -------------------------------------
                                                     Notary Public


                                                       Cynthia V. Levas
                                               Notary Public, State of New York
                                                       No. O1 LE#036392
                                                  Qualified in Suffolk County
                                                Certificate Filed in NY County
                                                Commission Expires 11/28/2000